Exhibit 99.2

CONSENT

THIS CONSENT (this “Consent”), dated as of May 26, 2009, by and between CELLU TISSUE-CITY FOREST LLC, a Minnesota limited liability company (the “Borrower”) and ASSOCIATED BANK, NATIONAL ASSOCIATION, a national banking association (the “Bank”).

RECITALS

WHEREAS, the Borrower and the Bank are parties to that certain Amended and Restated Reimbursement Agreement, dated as of March 21, 2007 (as amended, restated, modified or otherwise supplemented from time to time, the “Reimbursement Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Reimbursement Agreement);

WHEREAS, Cellu Tissue is permitted, in accordance with the terms of the Reimbursement Agreement, to refinance the Cellu Tissue Senior Secured Notes;

WHEREAS, the  Borrower has informed the Bank that Cellu Tissue intends to refinance the Cellu Tissue Senior Secured Notes by issuing up to $255,000,000 of Senior Secured Notes due 2014 (the “New Senior Secured Notes”);

WHEREAS, in connection with such issuance and for the avoidance of doubt, Borrower is requesting that the Bank enter into this Consent, and the Bank is willing to enter into this Consent based upon the Background Information provided by the Borrower on May 26, 2009 upon which the Bank is relying;

NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.             Defined Terms.  Terms used in this Consent and not defined herein shall have the meanings given to them in the Reimbursement Agreement.

2.             Acknowledgement and Consent.  The Bank consents to the issuance of the New Senior Secured Notes as described in the Background Information provided by the Borrower on May 26, 2009 upon which the Bank is relying and acknowledges and agrees that the New Senior Secured Notes and any notes issued in exchange thereof pursuant to that certain Registration Rights Agreement to be entered into in connection with the New Senior Secured Notes shall constitute a refinancing of the Cellu Tissue Senior Secured Notes and shall not result in a Cellu Tissue Prepayment Event, and all references to the Cellu Tissue Senior Secured Notes and all related definitions shall be deemed to become references to such Cellu Tissue Senior Secured Notes as refinanced by the New Senior Secured Notes.

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IN WITNESS WHEREOF, the parties hereto have caused this Consent to be duly executed by their respective authorized officers as of the day and year first above written.

CELLU TISSUE-CITYFOREST LLC

By:	/s/ W. Edwin Litton
Name: W. Edwin Litton
Title: General Counsel

ASSOCIATED BANK, NATIONAL ASSOCIATION

By:	/s/ Paul Way
Name: Paul Way
Title: Senior Vice President

[SIGNATURE PAGE TO CONSENT]